1. Board of Directors - Board Member Invitation Letter (__________Kamran Heydari __________________________)
Prospective Board Member Insider
Dear Prospective Board Member:
The Company and the Chairman of the Board of Directors is
pleased to invite you to become a member of the Board of
Directors of AFR Inc.?s Nominating, Governance, Compensation Committee and the Audit Committee for the 2020-2021 term.
1. Responsibilities. Directors shall participate, advise,
assist, oversee, and collaborate with the Board of Director and in Committee Meetings that shall be held quarterly usually in September, November, February, and May or at the discretion of the Chairman of the Board of Directors or otherwise required by law. Please refer to the Company?s Amended and Restated Articles of Incorporation for Board Responsibilities, Processes, and Committee Charters.
2. Compensation. The Company after receiving funds from the Initial Public Offering shall subsequently at its discretion compensate Directors with the following:
2020-2025	[ 2020-2025 $ 0.00 ]. $ 50,000   ($50,000.00 Shall
only be paid if the company succeeds in raising sufficient capital)
3. Acceptance and Signatures. Agreed and Accepted:
3. 1. Elected Director Name: ______Kamran Heydari______
3. 2. Elected Board Member Signature:______________________
3. 3. Date: ________________March 4, 2019_____________

4. Company Signatures.
1. Chairman of the Board of Directors: :__Kamran
Heydari___Signature: _____________________Date:  March 04, 2019
2. Director: ________________________Kamran Heydari___Signature:
_______________________Date:  March 04, 2019
3. Officer ? President: _______________Kamran
Heydari___Signature: _______________________Date:  March 04,
2019









2.  Director Agreement
This Director Agreement (the "Agreement") Date as of _____March
4, 2019_, executed by and between AFR Inc., a Florida
corporation (the ?Company?), and_Kamran Heydari___ (Name of
Director Insider).
1. Offer; AFR Inc. desires to extend an offer to employ Mr.__Kamran Heydari___ as _Director and Chairman of the Board of Directors. (Title).
AFR Inc. desires to extend an offer to Mr. Kamran Heydari_the position and nomination of Director and Chairman of the Nominating, Governance, Compensation Committee, and the Audit Committee.
WHEREAS, the Company appointed the Director effective as of the date hereof (the ?Effective Date?) and desires to enter into an agreement with the Director with respect to such appointment;
and
WHEREAS, the Director shall accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement and the Amended and Restated Articles of Incorporation.
NOW, THEREFORE, in consideration of the mutual covenants
contained herein, the parties hereto agree as follows:
2. Responsibilities. Directors shall participate, advise,
assist, oversee, and collaborate with the Board of Directors and in Committee Meetings that shall be held quarterly usually in September, November, February, and May or at the discretion of the Chairman of the Board of Directors or otherwise required by law.
2. 1. The Nominating, Governance, Compensation Committee, and
the Audit Committee Charter. Please refer to the Company?s Amended and Restated Articles of Incorporation for Board Responsibilities, Processes, and Committee Charters.
2. 2. Participate in Board of Directors and Committee Meetings. During the Directorship Term (as defined herein), the Director shall make reasonable business efforts to attend Board of Directors Meetings and Committee Meetings as appropriate and convenient, and perform committee-related duties, services, and responsibilities led by the Chairman of the Board of Directors.
2. 3. Other Meetings. Board Members shall be called upon at
other times in addition to Board of Directors Meetings, Shareholders Meetings, and Committee Meetings. The Meetings may include but are not limited to best practices training.
3. Director Term. This agreement shall signify your appointment to the Nominating, Governance, Compensation Committee and the Audit Committee for a period of no less than [_5_] year(s). This Agreement shall commence on the date hereof and shall terminate within [_5_] year(s) or at the discretion of the Chairman of the Board of Directors.
4. Director Termination and Removal. Board of Directors, Committee, and Individual Board Member Removal Rights. Directors may be terminated at-will by the Chairman of the Board of Directors or via a Majority Shareholder (60 % Percent or more) vote. Majority Shareholders shall have the right and not the obligation of removing, disbanding, re-constituting the entire Board of Directors, Committees of the Board of Directors, and Individual Board Member Directors. Majority Shareholders shall have the right and not the obligation of requesting the modification, implementation, revocation of all Board of
Directors corporate resolutions and Committee Charters. Majority Shareholders (60 % or more) are entitled to vote at an election of directors and shall have the right to Remove Directors via an Action by Written Consent Approval Action Document. Majority Shareholders (60 % or more) at any time Irrespective of Board classification may disband the Board of Directors and elect a new Board of Directors with a similar Classification with or without the same Directors. All approval resolution actions shall be subject to a Majority Shareholder (60 % Percent or
more) Right to Nominate, Select, Elect, Approve, Reject, or Abstain for actions approved by the Board of Directors. After receiving Majority Shareholder Approval, the Board of Directors shall have the right to further approve, adopt, reject, or abstain, remove, and replace any director, with or without cause, at any time and for any reason or no reason. Notice of the Vote of Dismissal. Removed Board Member(s) shall be removed verbally, in writing, or any communications format as the company, the Board of Directors, and Shareholders approve as they see fit. There are a multitude of reasons why the services of Board or Committee Member may no longer be needed including but not limited to Shareholders may not seek the re-election of Directors, Directors Resignation from the Board of Directors, mutual agreement termination, for cause terminations, legal regulations, or due to the death of a Director.
5. Notice of Director Resignation. Directors that seek to resign shall provide the Company with notice of resignation within 50 days in order to transition the Director?s departure and prepare for the Director?s successor.
6. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid,
unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect. Additionally, if one or more parts of the employment agreement are declared unlawful, they shall be deemed
"severed" from the agreement and the rest of the agreement
shall  remain enforceable without the severed parts.
7. Director Compensation. The Company after receiving funds from the Initial Public Offering shall subsequently at its discretion compensate Directors for serving on the Committee and shall be compensated a fee of
2020-2025	[ 2020-2025 $ 0.00 ]. $ 50,000   ($50,000.00 Shall
only be paid if the company succeeds in raising
sufficient capital)
Compensation shall only be paid if the company succeeds in
raising ample capital). Such payment shall be made quarterly in advance. Additional compensation may be considered by the Board of Directors shall be based on many factors and may be granted via the use of Director Compensation programs.
8. No Reimbursements. The Company shall be NOT be responsible for the reimbursement of any travel and other out-of-pocket expenses incurred by the Director during the performance or in connection with services rendered by Director for the Company.
9. 1. Confidential Information and Restrictions. As a member of the Board of Directors, you shall have access to and become familiar with certain confidential and proprietary information belonging to the Company, its subsidiaries and its affiliates.
The Director agrees that during the Directorship term and thereafter, the Director shall keep such information confidential and shall not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company, or use such
information for their or her own benefit or for the benefit of any third person; provided, however, that the Director may,
after giving prior notice to the Company to the extent
practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. Upon termination of the Directorship Term, the Director shall promptly return to the Company and/or destroy at the Company?s direction all property, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director?s position with the Company during or prior to the Directorship Term. As such, the Director agrees to hold the Company's confidential and proprietary information in confidence and to not disclose, either during the term of your service on the Board of Directors or thereafter, any such information of the Company, its subsidiaries and its affiliates.
9. 2. Unauthorized Disclosure. Directors understand, agree, and accept that in the Director?s position with the Company, the Director shall have, has been, and shall be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, corporate information, business unit information, future company business strategies, technical information, business and marketing plans, competitive strategies, customer information, other information concerning the Company?s products, services, platforms, initiatives, marketing, advertising, sales, technology, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and classified by the Company as trade secret intellectual property and other uniquely developed intellectual property not yet released.
9. 3. Non-Competition Restrictions. It is accepted and acknowledged that Directors may have business interests other than those of the Company and has declared any conflicts that are apparent at present. In the event that the Director becomes aware of any potential conflicts of interest, these shall be disclosed to the Chairman of the Board of Directors as soon as apparent. Please Initial to Agree to all of the above:_____(INTIAL)
10. Indemnification. No Indemnification, Indemnification Agreement, or Insurance Coverage. The Company shall NOT indemnify Directors. The Corporation has no duty to provide and pay for Employees Insurance, Errors and Omissions Insurance, or any other Indemnification method. However the corporation reserves the right to have the discretion to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative related to their duties at the company. The Company shall NOT enter into an Indemnification Agreement with Directors. The corporation shall indemnify Directors. stated herein to the fullest extent permitted by law after the company has sufficient capital to do so or at the discretion of the Chairman of the Board of the Directors and approval from Majority Shareholder in order to amend policy and provide Directors with Indemnification, Indemnification Agreements, or Insurance Coverage.
11.  Governing Law. This Agreement shall be governed in
accordance with the laws of the State of __Florida_ applicable to agreements wholly made and to be performed entirely and
without regard to the conflict of law principles thereof. In the event of a dispute under this Agreement, the parties shall have the right to pursue such claims as might arise in the courts of the State of Florida or by Arbitration, if all parties agree, pursuant to the arbitration provisions of the State of Florida.
12. Remedies. The Director agrees that any breach of the terms stated herein may result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Directors therefore also agrees that in the event of said breach or any threat of breach, the Company shall be
entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Directors and/or any and all entities acting for and/or with Directors, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Directors.
13.  Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.
14.  No Preceding Terms. The terms and conditions set forth
herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. This agreement supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this agreement. No change can be made to this Agreement other than in writing and signed by both parties
15. Insider Trading Guidelines Applicable to Directors.
Directors shall agree to execute and comply with the Company?s Insider Trading Guidelines discussed herein as well as any other policies adopted by the Company that are applicable to
Directors. The Company Insider Trading Policy (the ?Policy?) provides guidelines to all of the Company?s Directors that are engaged or interact with the Company?s privileged communications related to transactions in the Company?s securities, and codifies the Company?s standards on trading and enabling the trading of securities of the Company or other publicly-traded companies while in possession of material non-public information.
15. 1. Purpose. The Company Insider Trading Policy shall apply to all professionals related to the Company. It shall provide procedures to avoid behavior which could constitute insider trading and be harmful to the Company. Insider trading is defined as the trading of a public company's stock or other securities by individuals with access to nonpublic information about the company. Insider trading occurs when a person in possession of material and non-public information obtained through involvement with the Company utilizes that information to make decisions to purchase, sell, or otherwise trade in Company?s securities or another Company?s securities, or provides that information to others outside of the Company to enable such trading.
15. 2. Materiality. Corporate disclosure policy and Insider trading restrictions related to the Company are deemed
?material,? if the information has potential for market-moving significance. Market significance relates to information, if when publicly disseminated, is likely to affect the market price of securities, or if it is information that a reasonable investor would like to possess before making an investment decision. The following initiatives and company-specific important information could be found to be material under
specific circumstances and covered under this agreement to be material and requires corporate authorization and the establishment of ?trading windows?. Intentional, inadvertent, or un-intentional disclosure of material information is prohibited. Individuals who are unsure whether information is material or not material, should consult with the Company. The material
events and information include but are not limited to the following to-be-announced corporate and financial material disclosures, reports, and results. Material Information includes Interim reporting, bi-annual reporting, quarterly reporting, material changes in financial or earning results, financial projections, material earning guidance or forecast changes, material earnings estimate changes, material losses, interim report revisions or restatements, annual report revisions or restatements quarterly report revisions or restatements, material asset write-downs, material financial changes, material liquidity changes, material corporate structure changes, pending or prospective mergers, pending or prospective acquisitions, pending or prospective tender offers, exchange offers, stock splits, declaration of stock dividends, material capitalization changes, capital raising initiatives, public offering initiatives, listing on an exchange initiatives, delisting changes, transfer to another exchange changes, bankruptcy initiatives, restructuring initiatives, recapitalization initiatives, asset write-downs in major business unit operations, material accounting changes, material impairments, corporate debt offering initiatives, material credit events, material loans, material changes in loan terms, material off-balance sheet changes, material plant changes, material property changes, material openings, material closings, material officer changes or appointments or resignations, material Board of Directors changes or appointments or resignations, material new product launch, material new business launch, amendment of Articles of Incorporation, material regulatory changes, material environmental changes, material litigation changes, material regulatory investigation, material business unit changes, material industry changes directly impacting the company,
material entry or modification or termination of material agreements not made in the ordinary course of business, material costs associated with disposition initiatives, material unregistered sales of equity by the company, and material modifications to rights of holders of the company?s securities.
15. 3. The Window Period. A Trading Window Period shall be established by the Company as soon as practical in order to create ?Trading Window Periods? whereby the company establishes (?Trading Window Periods?) to prohibit insiders from engaging or engaging in transactions in Company?s stock in open market trading for a period indicated by the Company. The policy is intended to prevent insider trading and to avoid the appearance that anyone has traded on inside information. Company Reports, Earning, and Material Information Trading Blackout Periods. Trading Blackout Periods are established to prohibit insiders from engaging or engaging in transactions in Company?s stock in open market trading for a period before the closing of a quarter's financial statements and until the company's quarterly results have been absorbed by the marketplace. A window period typically is imposed from two to four (4) weeks before the close of a fiscal quarter until one to two full trading days after the company publicly disseminates earnings information (typically two to three weeks after the close of the quarter). This means the window period can last four to seven weeks each quarter, with the trading window consisting of the balance of the
quarter, unless there is an undisclosed material development that further limits the available trading times. Insiders may be required to confer first with the Chairman of the Board of Directors, the Company's CEO, the Company's CFO, or other professionals before conducting any market trade at any time. As a result of this practice, the Company can prevent insiders from inadvertently violating the window period policy and can prevent trades by insiders who might be unaware that there is an undisclosed pending material development. Furthermore, an insider who precleared a market trade and reasonably relied on the company's evaluation of whether material nonpublic
information was outstanding might be able to use such reliance as evidence of a lack of scienter if a Rule 10b-5 challenge was mounted against the trade, even if the company's evaluation of materiality was erroneous.
15. 3. 1. AFR Inc. Approval Letter to the Company?s Direct
Market Maker or other Securities Broker Dealer. The Company intends to upon the engagement and appointment of the Company?s Direct Market Maker (DMM) and other professionals to utilize a Direct Market Maker (DMM) or Broker Dealer to manage the Trading Window Period process and shall consult these parties as to the efficient execution of Trading Window Periods. Direct Market
Maker or other Securities Broker Dealer shall provide the
Company with an Approval Letter to facilitate a trading window.
15. 3. 2. Prohibited Actions. Securities Regulation including provisions in the Securities Exchange Act of 1934 and the rules thereunder restrict transactions in publicly traded securities by persons possessing "inside" information, which is defined as material nonpublic information relevant to the value of such securities.
15. 3. 3. Purchasing or Selling Company?s Securities. Persons
who possess ?inside? nonpublic information shall adhere to the following restrictions and actions.
15. 3. 4. Information. Persons shall not share information (?tipping?) with other individuals who may purchase or sell the Company?s Securities including family and friends.
15. 3. 5. Material Non-Public Information. Persons shall not purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company.
15. 3. 6. Do Not Trade, Tip, Recommend Securities. Persons shall not trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that the ?Insider? has reason to believe is material and non-public information unless the Insider first consults with and obtains the advance approval from the Company.
15. 3. 7. Restricted Actions. Insiders shall not engage in short-term or speculative transactions in the Company?s securities or in other actions that may lead to inadvertent violations of insider trading laws or the Company?s Insider Trading Policy.
15. 3. 7. 1. No Short Selling of Company Stock Permitted.
Insiders shall not sell the Company?s securities short (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock). Section 16(c) of the Exchange
Act prohibits Section 16 Officers and Directors of the Company from engaging in short sales.
15. 3. 7. 2. No Options, Puts, Calls of Company Stock Permitted. Insiders shall not buy or sell puts or calls or other derivative securities on the Company?s securities unless otherwise permitted by the Chairman of the Board of Directors.
15. 3. 7. 3. No Margin Accounts related to the Company Stock Permitted. Insiders shall not hold Company securities in a margin account.
15. 3. 7. 4. No Hedging or Monetization Transaction Permitted. Insiders shall not enter into hedging, monetization transactions, or similar arrangements with respect to Company?s securities unless otherwise permitted by the Chairman of the
Board of Directors.
15. 3. 7. 5. Violations and Penalties. Violation of Securities laws may cause irreparable damage to the Company. Violation of corporate restrictions on securities trading could constitute a violation of the Company?s policies and require disclosure under Securities laws. Individuals who violate this policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and the Company. These penalties may include criminal fines, civil penalties, civil enforcement injunctions, and in the most severe cases, jail terms. Moreover, an individual who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees. Insiders related to the company are required to a mandatory agreement, acceptance, and compliance with the Insider Trading Policy as a condition of having relations with the Company.
Please Initial to agree to adhere to the Company?s Insider
Trading Policy restrictions indicated herein:
_____________(INTIAL)
16. No Indemnification, Indemnification Agreement, or Insurance Coverage. The Company shall NOT indemnify Directors and
Officers. The Corporation has no duty to provide and pay for Directors and Officers Insurance, Errors and Omissions
Insurance, or any other Indemnification method. However the corporation reserves the right to have the discretion to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative related to their duties at the AFR Inc.. The Company shall NOT enter into an Indemnification Agreement with members of the Board of Directors. The Chairman of the Board of the Directors and
Majority Shareholder shall have the right to amend policy and provide Directors with Indemnification, Indemnification Agreements, or Insurance Coverage.
17. Date of Effectiveness. This Agreement shall be deemed effective upon signature by both parties detailed herein.
18. Director Acceptance and Signatures. Agreed and Accepted: IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above. I have read this Agreement carefully and understand its terms. Acceptance of Employment
Agreement:   Acceptance of (Co Name) Inc.?s Offer by AFR Inc.
18.  1. Director Name: ______Kamran Heydari______
18.  2. Director Signature:______________________
18.  3. Date: ________________March 4, 2019_________
19.  Company Signatures.
1. Chairman of the Board of Directors: :__Kamran Heydari___Signature: _____________________Date: March 04, 2019
2. Director: ________________________Kamran Heydari___Signature:
_______________________Date:  March 04, 2019
3. Officer ? President: _______________Kamran
Heydari___Signature: _______________________Date:  March 04,
2019
AFR Inc. Conflict of Interest Agreement.
This Conflict of Interest Agreement (the ?Agreement?) is (DATE) _March 04, 2019__by and between AFR Inc., a Florida corporation (the ?Company?), and ___Kamran Heydari__(the ?Insider?).
1. Conflict of Interest Designation and Disclosure. Insiders shall complete the following to inform the company of material conflicts of interest. Please Deliver such materials to the Chairman of the Board of Directors or respective group Officers.
I hereby certify that the information set forth above is true and complete to the best of my knowledge. I have reviewed and agree to abide by the Conflict of Interest Disclosure requirements described herein.
Name:______Kamran Heydari___________________
Description of Conflict: _The Director owns Stock and shall serve on the Board of Directors of the Company (AFR Inc.)._ Ownership of Stock:___74,000,000 Shares____
Title: ______Director________________
Signature: _________________________
Date: ______March 4, 2019___________
2. Conflict of Interest Policy. Conflict of Interest is permitted, however a disclosure and adherence to Conflict of Interest policy and disclosure is required. Conflict of Interest includes but is not limited to Directors owning stock in the company while serving on the Board, Officers owning stock while serving at the company, outside interests, outside benefits, and any other arrangement that may impact the Company or requires an exchange of value shall be disclosed to the Chairman of the Board of Directors or respective group Officers. The threshold shall be above $75,000.00.
3. Insider Acceptance and Signatures. Agreed and Accepted:
Name: _____Kamran Heydari ________
Title: ______Director________________
Signature: _________________________
Date: ______March 4, 2019___________
4. Company Acceptance and Signatures. Agreed and Accepted:
Chairman of the Board of Directors Name:_____Kamran Heydari_____Signature: _______________Date: March 4, 2019